EXHIBIT 10.17
AMENDMENT
TO THE
EMPLOYMENT AGREEMENT
BY AND BETWEEN
COMMEMORATIVE BRANDS, INC.
AND
NORMAN C. SMITH
          This Agreement amends the agreement between Commemorative Brands, Inc. (the “Company”) and Norman C. Smith (the “Executive”) captioned “Employment Agreement” and dated as of January 14, 2000, as amended and in effect on the date immediately prior to the effective date hereof (the “Employment Agreement”). All capitalized terms used in this Agreement shall have the meaning ascribed to them in the Employment Agreement, unless otherwise expressly provided herein.
          For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Section 6.1 of the Employment Agreement is amended and restated in its entirety to read as follows:
          “Termination by Company for Cause. If any of the following events or circumstances occur, the Company may terminate Executive’s employment under this Agreement at any time during or at the end of the initial or any extended term of this Agreement for any of the following causes (each a “Cause”):
(i) conviction of a felony;
(ii) willful failure to perform the Executive’s material duties and responsibilities to the Company and its Affiliates which remains uncured after 30 days’ notice from the Company specifying in reasonable detail the nature of the willful failure or negligence;
(iii) fraud or embezzlement with respect to the Company or any of its affiliates;
(iv) willful failure or refusal to carry out a lawful and proper directive of the Board; or
(v) willful, material breach of contractual obligations to the Company with respect to confidentiality, non-competition or non-solicitation.
          Upon payment by the Company to Executive of all salary earned but unpaid, accrued and unused vacation and any accrued and unpaid bonus, to the date of such termination, the Company shall have no further obligation or liability to Executive and Executive will not be entitled to receive the Termination Payments or Termination Benefits (as such terms are defined below) except aforesaid vacation and any accrued bonus.”

2.	Section 6.4 of the Employment Agreement is amended and restated in its entirety to read as follows:
          “Termination by Executive With Good Reason. Executive may terminate his employment under this Agreement for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i) failure of the Company to continue the Executive in his/her current position and title;
(ii) material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;
(iii) relocation of the Executive’s office anywhere other than Austin, Texas without his/her consent; or
(iv) failure of the Company to provide the Executive base salary, incentive compensation and other benefits in accordance with the terms of this Agreement, excluding an inadvertent failure which is cured within ten business days following notice from the Executive specifying in reasonable detail the nature of such failure.
          In the event of termination under this Section 6.4, the Company shall pay to Executive the same Termination Payments and Termination Benefits to which Executive would have been entitled had he been terminated by the Company without Cause.”
3.	Except as expressly modified herein, the Employment Agreement, and all of its terms and provisions, shall remain unchanged and in full force and effect. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
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     Intending to be legally bound, the parties have signed this Agreement, to take effect on the date on which it is signed by the second of the parties.

THE EXECUTIVE:
/s/ Norman C. Smith

Date: 5-12-04

THE COMPANY: COMMEMORATIVE BRANDS, INC.
By:	/s/ David G. Fiore
Name: David G. Fiore
Title: President

Date: 5/7/04